PRIVATE  SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR
              COMPLIANCE STATEMENT FOR FORWARD LOOKING STATEMENTS


MARKET RISKS AND OTHER BUSINESS FACTORS


In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Sections 77z 2 and 78u 5 (Supp. 1996), Congress encouraged public companies to make "forward looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward looking statements. Leapfrog Smart Products, Inc. ("the "Company") intends to qualify both its written and oral forward looking statements for protection under the Reform Act and any other similar safe harbor provisions.


"Forward looking statements" are defined by the Reform Act. Generally, forward looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward looking statements of the Company. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, the Company undertakes no obligation to update or revise forward looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.


The Company provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward looking statements include the disclosures incorporated herein by reference and set forth in Item 3, Risk Factors of Form SB-1, filed herewith on May 11, 2000 with the Securities and Exchange Commission ("SEC") and also include the following:


Liquidity


The Company is considering the sale of equity in connection with a secondary offering later in 2000. The Company does not have any underwriting commitments for such sale of equity. There can be no assurance that any such sale will close by such date or at all or that the Company will continue to consider such an offering.


Litigation And Government Investigations


Numerous federal and state civil and criminal laws govern software technology operations, development and ancillary activities. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations.


Evolving Industry Standards; Rapid Technological Changes


The Company's success in its business will depend in part upon its continued ability to enhance its existing techniques and services, to introduce new techniques and services quickly and cost effectively to meet evolving client needs and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company will be able to respond effectively to new industry standards. Moreover, there can be no assurance that competitors of Leapfrog Smart Products, Inc. will not develop competitive techniques, or that any such competitive techniques will not have an adverse effect upon the Company's operating results.


Moreover, management intends to continue to implement "best practices" and other established process improvements in its operations going forward. There can be no assurance that the Company will be successful in refining, enhancing and developing its operating strategies and systems going forward, that the costs associated with refining, enhancing and developing such strategies and systems will not increase significantly in future periods.


Volatility Of Stock Price


The Company believes factors such as liquidity and financial resources and quarter to quarter and year to year variations in financial results could cause the market price of the Company's common stock to fluctuate substantially. Any adverse announcement with respect to such matters or any shortfall in revenue or earnings from levels expected by management could have an immediate and material adverse effect on the trading price of the Company's common stock in any given period. As a result, the market for the Company's common stock may experience material adverse price and volume fluctuations and an investment in the Company's common stock is not suitable for any investor who is unwilling to assume the risk associated with any such price and volume fluctuations.